Exhibit 23


            Consent of Independent Registered Public Accounting Firm

1mage Software, Inc.
Englewood, Colorado

We consent to the incorporation by reference in Form S-3 (SEC File No. 333-35265) and Form S-8 (SEC File Nos. 33-78096, 33-86760 and 333-30787) of our
report dated February 25, 2005, except for the amendments to the lines of credit as to which the date is April 6, 2005, as discussed in Note 4 of the Company's financial statements, relating to the balance sheets of 1mage Software, Inc. as of December 31, 2004 and 2003, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2004, as included in this Form 10-K.

                                                                    /s/ BKD, LLP

Denver, Colorado.
April 14, 2005

                                       54